Report of Independent Accountants

To the Trustees and Shareholders of the
Martin Currie Business Trust - Asia Pacific Ex Japan Fund


In our opinion, the accompanying statement of assets and liabilities including the schedule of investments and the related statements of operations and of changes in net assets and the financial highlights present fairly in all material respects the financial position of the Asia Pacific Ex Japan Fund (previously the Emerging Asia Fund) (the
Fund) at April 30 1999 and the results of its operations the changes in its net assets and the financial highlights for the periods indicated in conformity with generally accepted accounting principles. These financial statements and the financial highlights (hereafter referred to as financial statements) are the responsibility of the Funds management our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis evidence supporting the amounts and disclosures in the financial statements assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits which included confirmation of securities at April 30 1999 by correspondence with the custodian and brokers provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Boston, Massachusetts